SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 26, 2001

National Residential Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-27159	65-0439487

(State or other jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification Number)

2921 NW 6th Avenue, Miami, Florida 33127

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (305) 573-8882

(Former name or former address, if changed since last report)

Item 2. ACQUISITION OR DISPOSITION OF ASSETS.

Pursuant to an Agreement executed on December 26, 2001, made effective as of October 31, 2001, and a Statutory Warranty Deed dated October 30, 2001, the Registrant sold to Senior Adult Lifestyle, Inc. (“Senior”), a subsidiary of Genesis Capital Corporation (“Genesis”), all of the Registrant’s right, title and interest in (i) a certain parcel of real property in Hebron, Connecticut, and (ii) four contracts to purchase parcels of real property in Watertown, New Milford, Granley, and East Windsor, Connecticut. The Hebron property is subject to two mortgages having an aggregate principal mortgage of $315,000, which mortgages Senior assumed and agreed to pay as part of the consideration for the conveyance.

As additional consideration for the conveyance to Senior, Genesis agreed to issue to the Registrant 20,000,000 restricted shares of Genesis common stock (the “Shares”) based on a value of $.10 per share (determined on the basis of the average bid price of Genesis common stock during the week prior to the effective date of October 31, 2001), for an agreed consideration of Two Million Dollars ($2,000,000). At the earlier of (a) the expiration of three (3) years from the date of conveyance, or (b) at the time that the Registrant has sold all of the Shares, if the gross sales proceeds realized by the Registrant from the sale of the Shares is less than $2,000,000, Genesis will be required to issue the Registrant additional shares of common stock in an amount based on the closing bid price as quoted on the OTC Bulletin Board on the day before the date of such additional share issuance in order to make up the difference between said gross sales proceeds and $2,000,000.

The Registrant, Senior and Genesis have the same officers and directors.

Item 5. OTHER EVENTS.

On November 19, 2001, the Registrant’s Board of Directors determined that the Registrant would pay a common stock dividend of 1/10th share for each share of common stock to holders of record on November 19, 2001. The Registrant subsequently determined that the dividend would be paid on January 10, 2002. On December 6, 2001, the Registrant filed an Information Statement on Schedule 14C to increase its authorized common stock for purposes of, among other things, making available sufficient shares of common stock to pay the shareholder stock dividend. The Securities and Exchange Commission has asked the Registrant to amend its Information Statement. Until such time as that amendment is filed with and accepted by the Commission, the Registrant will be unable to pay the common stock dividend which was approved on November 19, 2001.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibit No	Description

10.04	Agreement between Genesis Capital Corporation and National Residential Properties, Inc., dated as of October 31, 2001, and executed December 26, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned herein duly authorized.

NATIONAL RESIDENTIAL PROPERTIES, INC.

Dated: January 10, 2002	By: /s/ Richard Astrom Richard Astrom, President